Exhibit 16.1

GT.COM Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. September 4, 2026 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: Katapult Holdings, Inc. File No. 001-39116 Dear Sir or Madam: We have read Item 4.01 of Form 8-K of Katapult Holdings, Inc. dated September 4, 2026, and agree with the statements concerning our Firm contained therein. Very truly yours, GRANT THORNTON LLP Two Commerce Square 2001 Market St., Suite 800 Philadelphia, PA 19103 D +1 215 561 4200 F +1 215 561 1066